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EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

      TIM STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of May 13, 2008, is entered into by and between chancey white ("PURCHASER"), and Affinity Financial Group, Inc., a Nevada Corporation ("SELLER").

                                    RECITALS

      Seller is the owner at the date hereof of certain shares of the issued and outstanding common stock ("COMMON STOCK"), of Mobile Nation Inc., a corporation formed under the laws of Nevada (the "COMPANY").

      Seller desires to sell and Purchaser desires to purchase 444,265 shares of the outstanding shares of Common Stock of the Company currently owned by Seller (the "ACQUIRED SHARES"), upon the terms set forth in this Agreement.

                                    AGREEMENT

      Based upon the foregoing and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    PURCHASE AND SALE OF COMMON STOCK.

      1.1   PURCHASE. Upon the terms and subject to the conditions of this
Agreement: (i) Seller hereby sells, assigns, conveys, transfers and delivers to Purchaser or its designee, free and clear of any pledge, security interest, lien, charge, option, encumbrance or other restriction of any kind or nature whatsoever (collectively "LIENS"), the Acquired Shares, and (ii) Purchaser hereby pays to Seller the aggregate cash consideration of four thousand dollars ($4,000.00.)

2.    REPRESENTATIONS AND WARRANTIES.

      2.1 REPRESENTATIONS AND WARRANTIES OP SELLER. Seller hereby represents and warrants to Purchaser as follows:

            (A) POWER AND AUTHORITY. Seller is a Nevada duly formed, validly existing and in good standing under the laws of the State of Nevada and has and has the requisite power and authority to sell, assign, convey, transfer and deliver the Acquired Shares and to enter into this Agreement and perform his obligations hereunder.

            (B) AUTHORIZATION, EXECUTION AND DELIVERY, ETC. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
Seller: (i) has good and valid title to the Acquired Shares, free and clear of all Liens; and (ii) upon delivery of and payment for the Acquired Shares in accordance with Section 1.1, good and valid title to the Acquired Shares will pass to the Purchaser free and clear of all Liens.

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            (C)   THIRD PARTY CONSENTS. There is no legal impediment to Seller's consummation of the transactions contemplated by this Agreement, and no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority or other person or entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

      2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

            (A) ORGANIZATION, POWER AND AUTHORITY. Purchaser is a resident of Las Vegas, Nevada and Purchaser understands that the certificate or certificates representing the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act of 1933, as amended (the "Act"), and state securities laws only in certain limited circumstances. In this connection, Investor represents that Investor is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Purchaser is aware that an investment in securities of a closely held corporation such as the Company has a limited market for its securities and may require Purchaser's capital to be invested for an indefinite period of time, possibly without return. Purchaser has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the entire purchase price paid for the Securities.

            (b) AUTHORIZATION EXECUTION AND DELIVERY, ETC. The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby OR necessary in connection herewith and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser.

3.    MISCELLANEOUS.

      3.1 FURTHER ASSURANCES. Seller hereby covenants and agrees to and with Purchaser to execute and deliver such additional instruments of sale, assignment, conveyance, transfer or delivery and to take such additional reasonable action as Purchaser may reasonably request to more effectively transfer to and vest in Purchaser.

      3.2 FINDER'S AND BROKER'S FEES. Seller and Purchaser each represent and warrant to the other that there are no claims (or any basis therefor) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by either of the Purchaser or Seller.


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      3.3   GOVERNING LAW. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY
ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEVADA.


      3.5 EXECUTION OF AGREEMENT. This Agreement may be executed in. two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

      IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first written above.

PURCHASER:


/S/ CHANCEY WHITE
-----------------
CHANCEY WHITE





SELLER:

Affinity Financial Group, Inc.


/S/ REX A. MORDEN
-----------------
REX A. MORDEN, PRESIDENT


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